Exhibit 99.1

CONTACTS:	Christopher M. Zimmer	Steven V. DiTommaso	June Filingeri
	President and	Vice President and	President
	Chief Executive Officer	Chief Financial Officer	Comm-Partners LLC
	(412) 257-7604	(412) 257-7661	(203) 972-0186

Universal Stainless Reports North Jackson Labor Contract Continuance

BRIDGEVILLE, PA, July 1, 2024 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that it has agreed with Local 2332-2 of the United Steelworkers to a seventeen-day continuance of the collective bargaining agreement covering the hourly production and maintenance employees at the Company’s North Jackson facility, subject to a 7-day termination notice by either party. The continuance provides additional time to negotiate a mutually acceptable labor agreement.

During the continuance, the employees will work under the terms and conditions of the prior agreement, which otherwise would have expired at midnight on June 30, 2024. The North Jackson facility melts VIM quality specialty steel and nickel alloy products, as well as doing VAR remelting. The facility also operates a state-of-the-art hydraulic radial forge that produces bars and forged blocks.

The Company’s facilities in Bridgeville, PA, Dunkirk, NY, and Titusville, PA are covered by separate collective bargaining agreements and are not affected by the current negotiations.

Christopher M. Zimmer, President and Chief Executive Officer, commented: “We are pleased to extend the negotiating timeframe to allow for a mutually agreeable labor agreement without disruption to the operations and to continue to serve our customers’ needs.”

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company's products are used in a variety of industries, including aerospace, energy, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market channels; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of its sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its impact on the Company and our customers and suppliers; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, copies of which are available from the SEC or may be obtained upon request from the Company.

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